Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated September 27, 2005, except for Note 2 and Note 10, as to which the date is November 2, 2006, with respect to the consolidated financial statements of Neurobiological Technologies, Inc. included in the Registration Statement (Form S-1/A No. 333-145403) and related Prospectus of Neurobiological Technologies, Inc. for the registration of its common stock.

/s/    Ernst & Young LLP

Palo Alto, California

September 18, 2007